Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2005 Director Stock Plan and the Employee Stock Purchase Plan of Chicago Mercantile Exchange Holdings Inc. of our reports dated February 11, 2005, with respect to the consolidated financial statements of Chicago Mercantile Exchange Holdings Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004, and Chicago Mercantile Exchange Holdings Inc. management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Chicago Mercantile Exchange Holdings Inc., and the related financial statement schedules of Chicago Mercantile Exchange Holdings Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 29, 2005